Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Advanced Technical Products, Inc.

     We consent to incorporation by reference in the registration statements (No. 333-19759, 333-52885 and 333-66817) on Form S-8 of Advanced Technical
Products, Inc. of our report dated February 23, 2001, except as to Note 8, which is as of April 2, 2001, relating to the consolidated balance sheets of Advanced Technical Products, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Advanced Technical Products, Inc.


                                                              /s/ KPMG LLP

Atlanta, Georgia
April 2, 2001